CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 17 to Registration Statement of Mercury Master Trust (the “Trust”) on Form N-1A (Investment Company Act File No. 811-09049) of our reports dated July 16, 2004 on Merrill Lynch Master International Portfolio and on Merrill Lynch Master Small Cap Growth Portfolio, the two portfolios constituting the Trust, appearing in the May 31, 2004 Annual Reports of Merrill Lynch International Fund and Merrill Lynch Small Cap Growth Fund, respectively, which are incorporated by reference in this Registration Statement.

/s/ Deloitte & Touche LLP

Princeton, New Jersey

September 24, 2004